UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): August 19, 2021

NextPlay Technologies, Inc.

(Exact name of Registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	001-38402 (Commission File Number)	26-3509845 (IRS Employer Identification No.)

1560 Sawgrass Corporate Parkway, Suite 130, Sunrise, Florida	33323
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (954) 888-9779

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $.0001 Par Value Per Share	NXTP	The NASDAQ Stock Market LLC (Nasdaq Capital Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On August 19, 2021, NextPlay Technologies, Inc. (the “Company”, “we” and “us”), entered into (n Intellectual Property Purchase Agreement with Token IQ Inc. (“Token IQ”) (the “IPP Agreement”). Pursuant to the IPP Agreement, the Company agreed to acquire certain intellectual property owned by Token IQ (relating to the distributed ledger industry), which entity is owned and controlled by Mark Vange, the Chief Technology Officer of the Company.

Pursuant to the Token IQ IPP Agreement, the intellectual property to be acquired thereunder has a mutually agreed upon value of $5 million, which will be paid by the Company by way of the issuance to Fighter Base of 1,250,000 shares of common stock ($4 per share of common stock).

The IPP Agreement includes customary representations, warranties, covenants, and indemnification obligations of the parties.

The Token IQ IPP Agreement includes the right for Token IQ to license the intellectual property purchased thereunder to third parties, with the approval of the Company, which shall not be unreasonable withheld, provided that any licenses are non-transferable, non-sublicensable and non-exclusive, and that the licenses will not compete with the Company. Any consideration received by Token IQ from such licenses will be split 50/50 between the Company and Token IQ.

The closing of the transactions contemplated by the IPP Agreement are subject to customary closing conditions, which include, due to Mr. Vange’s status as an officer of the Company, the approval of the Company’s shareholders of the transactions contemplated by the IPP Agreement and the issuance of shares of common stock thereunder.

The representations, warranties and covenants of each party set forth in the IPP Agreement have been made only for the purposes of, and were and are solely for the benefit of the parties to, the IPP Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the IPP Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Accordingly, the representations and warranties may not describe the actual state of affairs at the date they were made or at any other time, and investors should not rely on them as statements of fact.

The foregoing description of the IPP Agreement above, is subject to, and qualified in its entirety by, the IPP Agreement, attached as Exhibit 10.1 hereto, which is incorporated in this Item 1.01 by reference in its entirety.

Item 3.02.	Unregistered Sales of Equity Securities.

The offer and sale of the shares of common stock in connection with the IPP Agreement (as discussed in Item 1.01 above, which information is incorporated by reference into this Item 3.02) is intended to be exempt from registration pursuant to Section 4(a)(2) and/or Rule 506 of Regulation D of the Securities Act of 1933, as amended (the “Securities Act”), since the foregoing issuance will not involve a public offering, the recipient has confirmed that they are an “accredited investor”, and the recipient will acquire the securities for investment only and not with a view towards, or for resale in connection with, the public sale or distribution thereof. The securities were offered without any general solicitation by us or our representatives. The securities are subject to transfer restrictions, and the certificates evidencing the securities will contain an appropriate legend stating that such securities have not been registered under the Securities Act and may not be offered or sold absent registration or pursuant to an exemption therefrom.

Item 8.01. Other Events.

On August 25, 2021, the Company published a press release announcing the entry into the Token IQ IPP Agreement. A copy of the press release is included herewith as Exhibit 99.1 and the information in the press release is incorporated by reference into this Item 8.01.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description of Exhibit
10.1*#	Intellectual Property Purchase Agreement dated August 19, 2021, by and between NextPlay Technologies, Inc. and Token IQ Inc.
99.1**	Press release dated August 25, 2021
104	Inline XBRL for the cover page of this Current Report on Form 8-K

* Filed herewith.

** Furnished herewith.

# Certain schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. A copy of any omitted schedule or exhibit will be furnished supplementally to the Securities and Exchange Commission upon request; provided, however that NextPlay Technologies, Inc. may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any schedule or exhibit so furnished.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEXTPLAY TECHNOLOGIES, INC.

Date: August 25, 2021	By:	/s/ William Kerby
		Name:	William Kerby
		Title:	Co-Chief Executive Officer